Orient Paper Prepares for Environmental Inspection and Renovation of Legacy Production Line

Baoding, China, March 1, 2013 – Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, announced today that it is preparing for the upcoming comprehensive environmental protection inspection, which is part of a large-scale special pollution inspection conducted by the local Xushui County government, in response to a series of environmental pollution incidents and public health crises in North China in recent months.

An executive order was issued by the County government on February 26, 2013 to all manufacturers in a wide range of industries which operations have potential environmental impact. Regarding this inspection, the multi-government agency inspection will examine all aspects of environmental protection practice, especially waste water discharge.

According to the executive order, the special inspection will last from February 26 to March 31, 2013, with on-site field examinations scheduled for March 1 through March 10. During the inspection period, our water treatment facilities and production activities may be interrupted. The Company will issue an update of the inspection at the end of March.

Separately, Orient Paper has begun the process of finalizing the renovation plan on its 150,000 tonnes per year corrugating medium production line, as earlier announced. The width of the machine will be expanded from 3.2 meters to 5.6 meters with a new production capacity of 250,000 tonnes per year. Orient Paper is preparing for the construction site for demolition of certain facilities and anticipates to sign the paper machine construction contract with an equipment supplier when the layout design is finalized later this month.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We will fully cooperate with the government’s inspection and are confident that we will be able to comply with all their rigorous tests.  While we are excited about the ongoing tissue paper and production line renovation projects which will bring further growth to our business, we remain firmly committed to environmental protection and will place a top priority in undertaking all necessary procedures and systems to ensure a sustainable business for Orient Paper.”

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

Fleishman-Hillard

T: +852-2530-0228

E: ir@orientpaperinc.com